Exhibit 10.83
To:    Sasan Goodarzi, SVP and GM, Consumer Tax
From:    Brad Smith, President and CEO, Intuit Inc.
Date:    August 14, 2014
Re:     Commuting Allowance
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In your continuing role as SVP and GM of the Consumer Tax group based in San Diego, California, we appreciate that you will be required to incur additional expenses for travel and accommodations. We understand that it is inconvenient to relocate your family at this time and therefore you will maintain your home in Los Gatos, California while performing this job. In order to offset those additional costs, the company will provide you with an expense allowance for those costs that you incur during the company’s 2015 fiscal year. This amount will be $218,304.
This amount will be paid to you in four installments during the course of the year. A payment in the amount of $54,576 will be made in each of the months of August 2014, November 2014, February 2015 and May 2015, provided that you are continuing to act in this role at the time of payment. These amounts will be treated as taxable income to you. The company will expect you to cover the costs of transportation between your home and your primary job location as well as accommodations and local transportation close to your primary job location while you are away from home out of this amount. Other than this amount, the company will not reimburse you for any expenses of this type that you incur during the company’s 2015 fiscal year, except that if for any reason you cease to act in this role during the fiscal year (other than on account of your voluntary departure), the company will pay for the cost of any housing lease for any period for which you have not yet received an installment through July 31, 2015. The company will evaluate during the 2015 fiscal year whether or not to continue this allowance in a future fiscal year.
We wish to reiterate how much the company appreciates your willingness to take on these new responsibilities despite the personal sacrifices that they require from you and your family. We hope that assisting you financially with these additional expenses makes those sacrifices easier to shoulder.